Exhibit 5.1

June 16, 2021

New York Mortgage Trust, Inc.
90 Park Avenue
New York, New York 10016

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as Maryland counsel to New York Mortgage Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration by the Company of 33,000,000 shares (the “Shares”) of Common Stock, $0.01 par value per share (the “Common Stock”), of the Company, covered by the above-referenced Registration Statement, and all amendments and supplements thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”). The Shares will be issued pursuant to the New York Mortgage Trust, Inc. 2017 Equity Incentive Plan, as amended by the First Amendment to the New York Mortgage Trust, Inc. 2017 Equity Incentive Plan and the Second Amendment to the New York Mortgage Trust, Inc. 2017 Equity Incentive Plan (collectively, the “Plan”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.The Registration Statement in the form in which it was transmitted to the Commission under the 1933 Act;

2.The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

New York Mortgage Trust, Inc.
June 16, 2021

5.Resolutions adopted by the Board of Directors of the Company, or a duly authorized committee thereof, relating to, among other things, the Plan and the issuance of the Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;

6.The Plan;

7.The Company’s Current Report on Form 8-K, filed with the Commission on May 15, 2017, reporting the results of matters voted on by the Company’s stockholders at the Company’s 2017 annual meeting of stockholders;

8.The Company’s Current Report on Form 8-K, filed with the Commission on June 28, 2019, reporting the results of matters voted on by the Company’s stockholders at the Company’s 2019 annual meeting of stockholders;

9.The Company’s Current Report on Form 8-K, filed with the Commission on June 14, 2021, reporting the results of matters voted on by the Company’s stockholders at the Company’s 2021 annual meeting of stockholders

10.A certificate executed by an officer of the Company, dated as of the date hereof; and

11.Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

New York Mortgage Trust, Inc.
June 16, 2021

4.All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.The Shares will not be issued in violation of the restrictions on transfer and ownership contained in Article VII of the Charter or in violation of any limitation set forth in the Plan.

6.Upon issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

7.Each option, award, right or other security exercisable or exchangeable for a Share pursuant to the Plan (each, an “Award”) will be duly authorized and validly granted in accordance with the Plan, and each Award will be exercised or exchanged in accordance with the terms of the Plan and such Award, including any option or award agreement entered into in connection therewith.

8.Upon issuance of any of the Shares, the total number of shares of Common Stock issued pursuant to the Plan and then outstanding will not exceed 43,170,000.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.The issuance of the Shares has been duly authorized and, when issued and delivered by the Company pursuant to the Resolutions, the Plan and any option or award agreement entered into in connection therewith, the Shares will be validly issued, fully paid and nonassessable.

New York Mortgage Trust, Inc.
June 16, 2021

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning federal law or any other state law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers or the laws, codes or regulations of any municipality or other local jurisdiction. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP